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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
         SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number - 000-22570

                                  SOLEXA, INC.
                                  ------------
             (Exact name of registrant as specified in its charter)

   25861 INDUSTRIAL BOULEVARD, HAYWARD, CALIFORNIA 94545; TEL: (510) 670-9300
   ---------------------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                    ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i) (X)   Rule 12h-3(b)(1)(i) (X)
                Rule 12g-4(a)(1)(ii)( )   Rule 12h-3(b)(1)(ii)( )
                Rule 12g-4(a)(2)(i) ( )   Rule 12h-3(b)(2)(i) ( )
                Rule 12g-4(a)(2)(ii)( )   Rule 12h-3(b)(2)(ii)( )
                                          Rule 15d-6          ( )

Approximate number of holders of record as of the certification or notice date: One.

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Solexa, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 26, 2007                     SOLEXA, INC.

                                            By:   /s/ JAY T. FLATLEY
                                                 ------------------------------
                                                  Name:  Jay T. Flatley
                                                  Title:  President